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RUBIO’S® RESTAURANTS, INC. ANNOUNCES EXECUTIVE ADDITION

Fast-Casual Veteran Joins Rubio’s as Vice President of Marketing

Carlsbad, Calif. - October 14, 2005 - (Nasdaq: RUBO) Carlsbad-based Rubio’s® Restaurants, Inc. announced they have named Lawrence Rusinko vice president of marketing. Rusinko will report to Sheri Miksa, president and chief executive officer of the company.

Rusinko comes to Rubio’s Fresh Mexican Grill® most recently from Friendly Ice Cream Corporation where he served as senior vice president of marketing for the company which operated more than 530 company-owned and franchised stores.

Prior to that, Rusinko was vice president of marketing for Panera Bread Company for eight years as it experienced dramatic growth from 39 to nearly 500 locations, and became the leader of the fast-casual market segment. While at Panera Bread, Rusinko was responsible for all brand building and marketing strategies.

Earlier in his career, Rusinko served in various marketing management roles during his six years at Irvine, Calif.-based Taco Bell Corp.

“We searched extensively for someone who can help Rubio’s become a household name and help grow the brand as successfully as Larry did at Panera Bread,” said Miksa, president and CEO of Rubio’s Restaurants, Inc. “His qualifications and track record of success at quick-service and fast-casual brands make him a strong addition to Rubio’s executive management team.”

About Rubio's® Restaurants, Inc.

Rubio's Fresh Mexican Grill® (NASDAQ:RUBO) Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio’s® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio. Rubio's is credited for introducing the “Original Fish Taco" to Southern California and starting a phenomenon that has spread coast to coast. In addition to all white meat chicken, slow roasted carnitas (pork) and lean carne asada steak, Rubio’s menu features a variety of seafood items including grilled Mahi-Mahi, shrimp and Langostino lobster. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street TacosSM, burritos, salads and bowls, tacos, quesadillas, HealthMex® items with less than 20 percent of calories from fat, low-carb salads, beer and Agave wine margaritas in most locations.  Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja, California, a coastal state of Mexico. Headquartered in Carlsbad, Calif., Rubio's operates, licenses or franchises more than 150 restaurants in Calif., Ariz., Ore., Colo., Utah and Nevada. More information can be found at www.rubios.com.

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